Exhibit 10.1

Interest-Free LOAN AGREEMENT

UNICOBE CORP.

Dated May 21, 2014

This Loan Agreement (the “Agreement”) has been made between Anatoliy Kanev, sole officer and director of Unicobe Corp. (the “Mr. Kanev”) from one side and Unicobe Corp. (the “Company”), with the address Serdike 17A, ap. 37, Sofia, Bulgaria, 1000 from another side.

The purpose of the Agreement: The Company requires funds for proceeding business operations and Mr. Kanev has agreed to loan to the Company $40,000 US DOLLARS (the “Loan”) on the terms and conditions written below. Here the parties has agreed to follows:

1.	In accordance to this Agreement Mr. Kanev has agreed to loan to the Company the Loan in accordance with the execution of the Agreement on demand of the Company;

2.	The advanced Loan is non-interest bearing, secured and payable upon demand;

3.	Any additional loans from Mr. Kanev to the Company are subject to the same terms and conditions as this Agreement, unless otherwise agreed in writing.

4.
In accordance to the registration statement of the Company, if the proceeds from the offering of shares will not be sufficient, Mr. Kanev will loan to the Company needed additional funds to complete the registration process, implement business plan, and maintain reporting status and quotation on the OTC Electronic Bulletin Board or other quotation service.

5.	The Loan is available for the Company until the Company starts generating revenues to remain operational and pay the bills.

Repayments of the Loan:

The repayment of the Loan to Mr. Kanev by the Company will start when the Company will earn sufficient revenues to cover all liabilities and expanses. The repayment will be in accordance to the Loan amount of funds by the Company to Mr. Kanev for the period of time from inception of the Company till the date of last loan.

In witness thereof the parties has agreed to the terms and conditions written above as of May 21, 2014.

Authorized signature of:

Anatoliy Kanev/ Unicobe Corp.                       /s/Anatoliy Kanev